Exhibit (h)(36)

[LOGO]                    PORTFOLIO SERVICES AGREEMENT
                                     BETWEEN
                          CAPITAL ACCESS INTERNATIONAL
                                       AND
                                 WESTCORE TRUST


This Portfolio Services Agreement (the "Agreement") is entered into on May 1, 2002 by and between Westcore Trust ("Westcore") and Capital Access International ("Capital Access") with respect to the delivery by Westcore of its portfolio holdings information (the "Holdings Information") to Capital Access and Capital Access' distribution of the Holdings Information according to the terms and conditions set forth herein, including the Schedules hereto which are, and as amended remain, an integral part hereof.

Westcore will deliver the Holdings Information to Capital Access monthly according to a mutually agreed upon file format and secure file transfer protocol. Westcore will use reasonable commercial efforts to assure that the Holdings Information is complete, error-free and up-to-date and delivered to Capital Access on or before the fifteenth (15th) day following the date as of which the Holdings Information is dated. Capital Access will distribute the Holdings Information using reasonable commercial efforts to assure that the Holdings Information is expeditiously distributed in a condition no less complete, error-free or up-to-date than as it was received by Capital Access from Westcore to the designated parties listed in Schedule A (the "Designated Parties"). Westcore may add or delete Designated Parties to/from the list on Schedule A by submitting such instruction to Capital Access via email or facsimile which instruction shall be confirmed by the execution of an amended Schedule A. For cause, as determined by Capital Access, Capital Access reserves the right to cease distribution of the Holdings Information to any Designated Party with notice thereof to Westcore.

Westcore, through its fund accounting agent, will compensate Capital Access for services performed hereunder in accordance with the terms set forth in Schedule
B. Westcore acknowledges that Capital Access incurs significant cost in coordinating the arrangements provided hereby, performing the services described herein and assuming the obligations required hereunder with respect to which such compensation may be insufficient. Accordingly, in partial consideration of the foregoing Westcore shall deliver Holdings Information to Capital Access for a minimum of one (1) year (the "Guaranty Period") following which period either Westcore or Capital Access may terminate this Agreement upon six (6) months written notice to the other. The foregoing notwithstanding, Westcore may terminate this Agreement immediately upon (i) discovering a material breach by Capital Access of the provisions of this Agreement pertaining to obligations of confidentiality; or (ii) Capital Access' failure to cure a material breach of this Agreement other than as such breach may relate to confidentiality following sixty (60) days written notice to Capital Access from Westcore of such breach.

Westcore represents that it has all rights and title to the Holdings Information and that it has the authority to deliver Holdings Information to Capital Access for distribution. Capital Access agrees to safeguard and not distribute the Holdings Information except as provided by Schedule A hereof and to limit access to the Holdings Information to those of its employees (and/or agents) who are

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authorized to manage the Holdings Information and who have executed a written pledge of confidentiality.

Westcore and Capital Access acknowledge that during the period of this Agreement each may acquire from the other information, in addition to the Holdings Information, which is confidential (the "Confidential Information"). Westcore and Capital Access will safeguard the other's Confidential Information to the same extent as it safeguards its own confidential information. The foregoing notwithstanding, neither party shall have any obligation with respect to the Confidential Information of the other party, including Capital Access' obligation to keep confidential the Holdings Information, if the information deemed to be Confidential Information (i) is already known to the other party without violation of this Agreement; (ii) is or becomes publicly known through no fault or omission of either party; (iii) is received from a third party without breach of this Agreement or without knowing breach of any agreement between a third party and the other party to this Agreement; or (iv) is authorized by the other party to be disclosed including, without limitation, any such authorization set forth in this Agreement.

If either party is required by law, regulation or other legal action to disclose the Confidential Information of the other party, that party agrees to provide the other party with prompt notice thereof in order to enable the other party to seek a protective order or other relief. Whether or not such protective order or other relief is obtained, the party subject to the legal requirement of disclosure shall release only such Confidential Information as is necessary to satisfy the required disclosure. The disclosing party shall have no liability to the other party with respect to confidentiality if acting in accordance with the legal obligations imposed in connection with the foregoing. The obligations set forth herein with respect to Confidential Information shall survive the termination of this Agreement for a period of two (2) years following the date on which such Confidential Information is received.

Westcore and Capital Access each (the "Indemnifying Party") agree to indemnify, defend and hold harmless the other party (the "Indemnified Party") from and against any and all third party claims, losses or damages directly arising out of the Indemnifying Party's negligence or willful misconduct as it relates to this Agreement and any claim by a third party against the Indemnified Party for infringement of that third party's proprietary information by the Indemnifying Party as such infringement relates to this Agreement. With respect to any actions relating to, or any errors, omissions or deficiencies in or any miscommunications of the Holdings Information, Capital Access' sole obligation, and Westcore's sole remedy shall be Capital Access' obligation to endeavor to promptly correct on a going-forward basis whatever actions, errors, omissions, deficiencies or miscommunications concerning which Westcore provides written notice to Capital Access.

IN NO EVENT SHALL EITHER WESTCORE OR CAPITAL ACCESS BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES OR ANY LOSS, INCLUDING BUT NOT LIMITED TO LOSS OF VALUE OR OF PROFITS OR OF BUSINESS OPPORTUNITY, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT WESTCORE OR CAPITAL ACCESS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT SHALL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE FEES RECEIVED BY CAPITAL

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ACCESS FROM WESTCORE FOR THE SIX (6) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE
UPON WHICH THE CAUSE OF ACTION GIVI NG RISE TO THE DAMAGES OCCURRED.

The parties agree that the limitation of liability set forth herein reflects the allocation of risk between them. This limitation of liability will survive and apply even if any remedy specified in this Agreement is found to have failed of its essential purpose. Failure by either party to enforce the provisions of this Agreement, including the Schedules hereto, now or as amended, or act upon any option provided herein shall not be a waiver of that party's right to do so. No action arising in connection with this Agreement may be brought by either party against the other more than one (1) year after the cause of action has occurred.

If any provision of this Agreement is held to be invalid or unenforceable, such finding shall not limit the validity or enforceability of the remaining provisions. This Agreement is governed by the laws of the State of New Jersey without regard to any conflict of law and both parties agree to submit to the jurisdiction of the courts of New Jersey. This Agreement, including the Schedules, constitutes the entire agreement between the parties with respect to the matters described herein and supersedes all prior agreements and understandings between the parties. Unless otherwise provided herein, neither this Agreement nor the Schedules can be amended except by an agreement in writing executed by authorized representatives of the parties. Neither party may assign this Agreement or its rights and obligations hereunder without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a corporate affiliate (any entity controlling, controlled by or under common control with the applicable party) or successor. This Agreement, including any amendment thereof, may be executed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

In agreement hereto the undersigned, acting with proper authority, execute this Agreement.

For: Capital Access International           For: Westcore Trust


By: /s/ David D. Farrington                 By: /s/ Jeffrey D. Adams

Name: David D. Farrington                   Name: Jeffrey D. Adams

Title: CEO                                  Title: Vice-President

Date: May 20, 2002                          Date: May 10, 2002

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                                   SCHEDULE A


Westcore hereby agrees that Capital Access may immediately upon its receipt distribute Holdings Information to the following Designated Parties:

Merrill Lynch Pierce Fenner & Smith Incorporated

Westcore hereby further agrees that Capital Access may also distribute Holdings Information without restriction thirty (30) days following the date as of which the Holdings Information was dated.

Agreed as of May 1, 2002.

For: Capital Access International            For: Westcore Trust


By: /s/ David D. Farrington                  By: /s/ Jeffrey D. Adams

Name: David D. Farrington                    Name: Jeffrey D. Adams

Title: CEO                                   Title: Vice-President

Date: May 20, 2002                           Date: May 10, 2002

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                                   SCHEDULE B


Capital Access will submit periodic, but no more frequently than monthly, invoices to Westcore for its services according to the following schedule of fees:

     $0 per fund portfolio per report managed

     $1 per holding position for which a valid security identifier (e.g.: CUSIP #) is not provided

Westcore shall make payment to Capital Access according to the terms set forth in the invoice.

Agreed as of May 1, 2002.

For: Capital Access International            For: Westcore Trust


By: /s/ David D. Farrington                  By: /s/ Jeffrey D. Adams

Name: David D. Farrington                    Name: Jeffrey D. Adams

Title: CEO                                   Title: Vice-President

Date: May 20, 2002                           Date: May 10, 2002

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